Exhibit 21.1

LIST OF SUBSIDIARIES

OF

MULTI WAYS HOLDINGS LIMITED

Name	Jurisdiction

MWE Holdings Limited	British Virgin Islands
Multi Ways Equipment Pte Ltd	Singapore